Exhibit 10.34

UMBRELLA
LIABILITY QUOTA SHARE
REINSURANCE AGREEMENT
NO. POR327548

EFFECTIVE JANUARY 1, 2006

between

SAFETY INSURANCE COMPANY
SAFETY INDEMNITY INSURANCE COMPANY
both of Boston, Massachusetts

and

SWISS REINSURANCE AMERICA CORPORATION
Armonk, New York

UMBRELLA LIABILITY QUOTA SHARE REINSURANCE AGREEMENT NO. POR327548

ARTICLE	CONTENTS	PAGE

	PREAMBLE	1
I	BUSINESS COVERED	1
II	EFFECTIVE DATE AND TERMINATION	2
III	TERRITORY	3
IV	DEFINITION OF ULTIMATE NET LIABILITY	3
V	EXCESS REINSURANCE	3
VI	RETENTION	3
VII	DEFINITION OF LOSS OCCURRENCE	3
VIII	LOSS IN EXCESS OF POLICY LIMITS	3
IX	EXTRA CONTRACTUAL OBLIGATIONS	4
X	EXCLUSIONS	5
XI	SPECIAL ACCEPTANCE	7
XII	UNDERLYING INSURANCE	7
XIII	REINSURANCE PREMIUM	8
XIV	COMMISSION	8
XV	LOSSES, LOSS ADJUSTMENT EXPENSES AND SALVAGES	8
XVI	REPORTS AND REMITTANCES	9
XVII	CLAIMS	11
XVIII	POLICY FORM	12
XIX	ACCESS TO RECORDS	12
XX	TAXES	12
XXI	CURRENCY	12
XXII	OFFSET	12
XXIII	ERRORS OR OMISSIONS	13
XXIV	DISPUTE RESOLUTION	13
XXV	INSOLVENCY	15
XXVI	SPECIAL TERMINATION	15
XXVII	AMENDMENTS	16
	SIGNATURES	17

ATTACHMENTS	POLLUTION LIABILITY EXCLUSION CLAUSE - REINSURANCE INSOLVENCY FUNDS EXCLUSION CLAUSE
NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.
NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - CANADA
NUCLEAR INCIDENT EXCLUSION CLAUSE - REINSURANCE - NO. 4

UMBRELLA
LIABILITY QUOTA SHARE
REINSURANCE AGREEMENT
NO. POR327548
(hereinafter referred to as the “Agreement”)

between

SAFETY INSURANCE COMPANY
SAFETY INDEMNITY INSURANCE COMPANY
both of Boston, Massachusetts

and

SWISS REINSURANCE AMERICA CORPORATION
Armonk, New York
(hereinafter referred to as the “Reinsurer”)

ARTICLE I - BUSINESS COVERED

A.                      By this Agreement the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept from the Company a 90% Quota Share participation of the Company’s Ultimate Net Liability for new and renewal Policies becoming effective on or after January 1, 2006, as respects losses occurring on or after January 1, 2006. This Quota Share is subject to a maximum cession limit of $4,500,000 each Policy (90% share of the Company’s Ultimate Net Liability of $5,000,000).

B                           Notwithstanding the provisions of paragraph A. above, the Company shall retain an annual aggregate deductible of $75,000 as respects Ultimate Net Liability otherwise subject to cession under this Agreement. Thereafter, the cession and limit set forth in paragraph A. above shall apply.

C                           Any loss arising under this Agreement with respect to 80% of Extra Contractual Obligations and 80% of Loss In Excess of Policy Limits as defined herein shall be recovered in the same proportion as the contractual loss recoverable hereunder provided such contractual loss plus Extra Contractual Obligations and Loss In Excess of Policy Limits shall never exceed the maximum cession limit set forth under paragraph A. above.

D                          This Agreement is solely between the Company and the Reinsurer, and nothing contained in this Agreement shall create any obligations or establish any rights against the Reinsurer in favor of any person or entity not a party hereto.

E.                         The performance of obligations by both parties under this Agreement shall be in accordance with a fiduciary standard of good faith and fair dealing.

F                            The term “Policies” shall mean each of the Company’s binders, policies and contracts of insurance on the business covered hereunder.

G                           Under this Agreement, the indemnity for reinsured loss applies only to Personal and Commercial Umbrella Liability Policies, except as excluded under Article X - Exclusions of this Agreement.

ARTICLE II - EFFECTIVE DATE AND TERMINATION

A.                      This Agreement shall become effective 12:01 a.m., Eastern Standard Time on January 1, 2006, and shall remain in force until terminated. This Agreement may be terminated at the close of any calendar quarter by either party giving to the other not less than 90 days prior written notice by certified mail of its intention to do so.

B                           During the running of such notice as stipulated in Paragraph A. above, the Reinsurer shall participate in business coming within the terms of this Agreement until the date of termination of this Agreement.

C                           In the event of termination of this Agreement, the Company shall have the option of continuing or terminating the liability in force at the date of termination as set forth below. The Company may exercise such option provided written notice of the Company’s election is given by certified mail to the Reinsurer prior to the date of termination. If the Company does not choose to exercise its option prior to the date of termination, such option shall revert to the Reinsurer.

The Reinsurer shall be liable for losses occurring subsequent to the date of termination for all policies covered hereunder and in force at the date of termination of this Agreement until their natural expiry, cancellation or next anniversary of such business, whichever first occurs; but in no case shall this reinsurance be extended for longer than 12 months, after the termination date. At such time, the Reinsurer shall return to the Company the unearned premiums, less commissions applicable, for the unexpired periods.

2                            All reinsurance hereunder shall be automatically cancelled as of the date of termination and the Reinsurer shall be released of all liability as respects losses occurring subsequent to the date of termination. The Reinsurer shall return to the Company the unearned premiums on the business in force hereunder at the date of termination, less the commission allowed thereon.

ARTICLE III - TERRITORY

This Agreement applies to Policies issued by the Company within the United States of America, its territories and possessions, and Canada and shall apply to losses covered hereunder wherever occurring.

ARTICLE IV - DEFINITION OF ULTIMATE NET LIABILITY

The term “Ultimate Net Liability” shall mean the remaining portion of the Company’s gross liability on each Policy reinsured under this Agreement after deducting recoveries from all other reinsurance, whether specific or general and whether collectible or not, other than the reinsurance provided in Article VI - Excess Reinsurance.

ARTICLE V - EXCESS REINSURANCE

The Company has the right to maintain excess reinsurance as provided for in the Casualty Excess of Loss Reinsurance Agreement No. POR327454 on that portion of its Ultimate Net Liability which it retains net for its own account and recoveries under such excess reinsurance shall inure solely to the benefit of the Company.

ARTICLE VI - RETENTION

The Company warrants that it shall retain net for its own account and not reinsure in any way 10% of its Ultimate Net Liability.

ARTICLE VII - DEFINITION OF LOSS OCCURRENCE

A                         The term “Loss Occurrence” as used herein shall be the definition of ‘occurrence’ as set forth in the Company’s Policy, provided, however, in the event said term is not defined in any Policy covered hereunder, then as respects such Policy the term “each Loss Occurrence” as used herein shall be understood to mean each accident or occurrence or series of accidents or occurrences arising out of one event and happening within the term and scope of this Agreement.

B.                        If the date of loss, accident or occurrence cannot be specifically determined, the date of loss, accident or occurrence shall be the inception date of the original Policy (i.e., the Policy reinsured hereunder), such Policy period shall be deemed not to exceed 12 calendar months.

ARTICLE VIII - LOSS IN EXCESS OF POLICY LIMITS

A                         “Loss in Excess of Policy Limits” is defined as loss in excess of the limit of the original Policy, such loss in excess of the limit having been incurred because of failure by the Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

B                           However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C                           For the purposes of this Article, the word “loss” shall mean any amounts which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

D                          With respect to coverage provided under this Article, recoveries from any insurance or reinsurance other than this Agreement, whether collectible or not, shall be deducted to arrive at the amount of the Company’s Ultimate Net Loss.

ARTICLE IX - EXTRA CONTRACTUAL OBLIGATIONS

A                         “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

B.                        The date on which an Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence.

C                           However, coverage hereunder as respects Extra Contractual Obligations shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D                          Extra Contractual Obligations shall not include loss arising out of engineering or other services or any other non-claims related activity provided to the insured by the Company.

E                            Recoveries, collectibles or retention from any other form of insurance or reinsurance including deductibles or self-insured retention which protect the Company against Extra Contractual Obligations, whether collectible or not, shall inure to the benefit of the Reinsurer and shall be deducted from the total amount of Extra Contractual Obligations for purposes of determining the loss hereunder.

F                            The provisions of this Article shall apply only if the Company also writes the underlying primary Policy.

G                           If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Article or the enforceability of such provision in any other jurisdiction.

ARTICLE X - EXCLUSIONS

THIS AGREEMENT DOES NOT COVER:

A.                      THE FOLLOWING GENERAL CATEGORIES

1.                         All business not specifically classified and covered as set forth under Article I - Business Covered.

2                            Ex-gratia payments

3.                         Risks subject to a deductible or a self-insured retention excess of $25,000.

4.                         Loss or damage caused directly or indirectly by: (a) enemy attack by armed forces including action taken by military, naval or air forces in resisting an actual or an immediately impending enemy attack; (b) invasion; (c) insurrection; (d) rebellion; (e) revolution; (f) intervention; (g) civil war; and (h) usurped power.

5.                         Reinsurance assumed by the Company.

6                            Business derived from any Pool, Association, including Joint Underwriting Association, Syndicate, Exchange, Plan, Fund or other facility directly as a member, subscriber or participant, or indirectly by way of reinsurance or assessments; provided this exclusion shall not apply to Automobile or Workers Compensation assigned risks which may be currently or subsequently covered hereunder.

Pollution Liability as per the attached Pollution Liability Exclusion Clause - Reinsurance

8                            Insolvency Funds as per the attached Insolvency Funds Exclusion Clause.

9                            Nuclear Incident Exclusion Clauses which are attached and made part of this Agreement:

a.                  Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.

b.                 Nuclear Incident Exclusion Clause - Liability - Reinsurance - Canada.

c.                  Nuclear Incident Exclusion Clause - Reinsurance - No. 4.

10                      Any actual or alleged liability whatsoever for any claim or claims in respect of loss or losses, directly or indirectly arising out of, resulting from, or in consequence of asbestos, in whatever form or quantity.

B                           THE FOLLOWING INSURANCE COVERAGES

1                            Fiduciary Liability

2                            Fidelity and Surety

3                            Credit and Financial Guarantee

4                            Securities and Exchange Liability.

5.                         Retroactive coverage.

6.                         Malpractice or Professional Liability except incidental Malpractice Liability.

7                            Directors’ and Officers’ Liability and Errors and Omissions Liability, except with respect to volunteer non-remunerative work in church, school and civil organizations.

8.                         Advertisers’, Broadcasters’ and Telecasters Liability as respects Personal Injury Liability

9                            Liquor Law Liability except Host Liquor Law Liability

10.                   Kidnap, Extortion and Ransom Liability

11.                   Boiler and Machinery Insurance

12                      Protection and Indemnity (Ocean Marine).

C                           THE FOLLOWING RISKS

1.                         Politicians, labor leaders or law-enforcement officials

2                            Newspapers or magazine reporters editors, columnists or publishers

3                            Authors journalists or writers

4                            Radio and television broadcasters

5                            Public lecturers

6                            Celebrities and professional entertainers including athletes actors or other individuals who maintain a high public profile.

7                            Any person who represents a moral hazard or who has been sued for libel or slander.

8                            Automobile drivers:

a.                          In Assigned Risk, Excess Market or Non-Standard Plans

b.                         With more than one moving violation or chargeable accident within the last 36 months.

c                             With any convictions for reckless driving or driving while intoxicated.

D                          Business specifically excluded by the Company’s Personal and Commercial Umbrella Liability Policy.

E.                         In the event the Company is inadvertently bound on any risk which is excluded under Sections C. or D. above, the reinsurance provided under this Agreement shall apply to such risk until discovery by the Company within its Home Office of the existence of such risk and for 30 days thereafter, and shall then cease unless within the 30 day period, the Company has received from the Reinsurer written notice of its approval of such risk.

ARTICLE XI - SPECIAL ACCEPTANCE

Policies which are beyond the terms, conditions or limitations of this Agreement may be submitted to the Reinsurer for special acceptance hereunder; and such Policies, if accepted in writing by the Reinsurer, shall be subject to all of the terms, conditions and limitations of this Agreement, except as modified by the special acceptance. Premiums and losses derived from any special acceptance shall be included with other data for rating purposes under this Agreement.

ARTICLE XII - UNDERLYING INSURANCE

A                         It is understood that underlying limits hereunder is required and shall be maintained in accordance with the Company’s Agent Procedures for Personal Umbrella dated September 15, 2003 and Commercial Umbrella Agent Procedures dated June 1, 2004, on file with the Reinsurer.

B                           Other underlying limits may be required for certain classes of risks and shall be so stated in the Company’s Umbrella Underwriting Guidelines.

ARTICLE XIII - REINSURANCE PREMIUM

A                         The Company shall cede to the Reinsurer that portion of the Company’s Net Premiums Written applicable to the Policies reinsured hereunder which corresponds to the Reinsurer’s Quota Share participation in such Policies.

B                           The term “Net Premiums Written” shall mean gross and additional premiums less return premiums and less premiums ceded on all other reinsurance.

ARTICLE XIV - COMMISSION

A                         The Reinsurer shall make a commission allowance of 31.5% to the Company’s Net Premiums Written ceded hereunder. The Company shall debit the Reinsurer with the commission allowance in the monthly accounts.

B                           Such commission allowance includes provision for all brokerage and commission, premium taxes of all kinds, all board, bureau and exchange assessments and any other expenses whatsoever except Loss Adjustment Expenses.

ARTICLE XV - LOSSES, LOSS ADJUSTMENT EXPENSES AND SALVAGES

A.                      The Reinsurer shall pay its pro rata share of losses including prejudgment interest paid by the Company arising under Policies covered under this Agreement, and the Reinsurer shall benefit proportionately in all recoveries, including salvage and subrogation.

B.                        The Reinsurer shall pay its pro rata share of Loss Adjustment Expenses paid by the Company in connection with the investigation, settlement, defense or litigation including court costs and postjudgment interest of any claim or loss which is the subject matter of Policies covered under this Agreement. The term “Loss Adjustment Expenses” shall include all claim or loss expenses including Declaratory Judgment Expenses, but shall exclude the salaries and expenses of Company employees, office expenses and other overhead expenses

C                           Declaratory Judgment Expenses are defined below and the Reinsurer shall be liable for such expenses in accordance with the following:

1                            The term “Declaratory Judgment Expenses” shall mean all legal expenses, incurred in the representation of the Company in litigation brought to determine the Company’s defense and/or indemnification obligations, that are allocable to any specific claim or loss applicable to Policies subject to this Agreement. In addition, the Company shall promptly notify the Reinsurer of any Declaratory Judgment Expenses subject to this Agreement.

2                            Declaratory Judgment Expenses shall be recovered in accordance with the provisions set forth in Paragraph B. of this Article, provided such Declaratory Judgment Expense shall be limited to no more than $2,700,000, each applicable Policy in any one Loss Occurrence.

D                          The Company shall promptly notify the Reinsurer of each claim which may involve the reinsurance provided hereunder and of all subsequent developments relating thereto.

E                            The Company shall have the responsibility to investigate, defend or negotiate settlements of all claims and lawsuits related to Policies written by the Company and reinsured under this Agreement. The Reinsurer, at its own expense, may associate with the Company in the defense or control of any claim, suit or other proceeding which involves or is likely to involve the reinsurance provided under this Agreement, and the Company shall cooperate in every respect in the defense of any such claim, suit or proceeding.

ARTICLE XVI - REPORTS AND REMITTANCES

A                         The Company shall provide the Reinsurer with a quarterly account as well as quarterly and annual reports in accordance with the provisions set forth in Paragraphs C., E. and F. below.

B                           Quarterly Account - Within 30 days after the close of each quarter the Company shall forward a quarterly account summarizing the following transactions under this Agreement during such quarter:

1                            Net Premiums Written ceded segregated by Line of Business

2                            Commissions

Loss and Loss Adjustment Expenses paid less recoveries, including salvage and subrogation, segregated by Line of Business, by year of loss.

The balance due either party shall be paid within 60 days after the close of each quarter for the transactions during each quarter.

C.                        In respect of Paragraph B. above:

1.                         All Monthly Account Statements shall be sent to the Reinsurer at:

a                         E-Mail/XML or KDI Formats: reaccount_armonk@swissre.com, or

b                        Standard Mail

Swiss Reinsurance America Corporation
Accounting Department
175 King Street
Armonk, NY 10504
Telephone: 914-828-8000
Facsimile: 914-828-5919

2                            All checks and supporting documentation shall be sent to the Reinsurer through one of the options set forth below:

a                         WIRE TRANSFER

(i)                             All wires should be sent to:

The Bank of New York
l Wall Street
New York, NY 10286
Account Name: Swiss Reinsurance America Corporation
Account Number: 8900489197
ABA Number: 021000018 (SWIFT: IRVTUS3N)

(ii)                          All supporting documentation should be sent to

Swiss Reinsurance America Corporation
Accounting Department
175 King Street
Armonk, NY 10504

b                    LOCK BOX

Both checks and supporting documentation shall be sent to:

Swiss Reinsurance America Corporation
P.O. Box 7247-7281
Philadelphia, PA 19170-7281

D                          The Company may make a request for immediate payment by the Reinsurer for any individual gross loss covered hereunder in excess of $90,000 (i.e., 90% of $100,000, and the Reinsurer will be credited with amounts so paid in the subsequent monthly account.

E.                         Quarterly Report - The Company shall furnish the Reinsurer within 60 days after the close of each calendar quarter the following information as respects the business ceded hereunder:

1                            Unearned premium reserves segregated by Line of Business at the end of the calendar quarter and calculated on the actual daily basis or in accordance with the Company’s methodology, as agreed.

2                            Estimated loss and Loss Adjustment Expense reserves outstanding at the end of the calendar quarter segregated by Line of Business, by year of loss.

H                          Annual Report - The Company shall furnish the Reinsurer within 60 days after the close of each calendar year a summary of the business ceded hereunder:

1                            Net Premiums Written ceded during the year segregated by Line of Business;

2.                         Unearned premium reserves segregated by Line of Business;

3                            Losses and Loss Adjustment Expenses paid, less recoveries, including salvage and subrogation, during the year segregated by Line of Business, by year of loss;

4.                         Losses and Loss Adjustment Expenses outstanding at the end of the year segregated by Line of Business, by year of loss.

ARTICLE XVII - CLAIMS

A                         The Company shall promptly notify the Reinsurer of each claim which may involve the reinsurance provided hereunder and of all subsequent developments relating thereto, stating the amount claimed and estimate of the Company’s Ultimate Net Loss and Allocated Loss Adjustment Expenses. Notwithstanding the provisions set forth in any other Article herein, prompt notification of loss shall be considered a condition precedent to liability under this Agreement.

B                           The Company shall advise the Reinsurer of all claims which

1                            Are reserved by the Company for an amount in excess of 50% of the underlying Policy limit;

2                            Originate from fatal injuries

3                            Originate from the following kinds of bodily injury:

a.                          Brain injuries resulting in impairment of physical function;

b.                         Spinal injuries resulting in a partial or total paralysis of upper or lower extremities;

c.                          Amputation or permanent loss of use of upper or lower extremities;

d.                         Severe burn injuries;

e.                          Loss of sight in one or both eyes

f.                            All other injuries likely to result in a permanent disability rate of 50% or more.

ARTICLE XVIII - POLICY FORM

The Company and the Reinsurer have agreed on the Company’s form as respects the Policies covered under this Agreement and the Company shall advise the Reinsurer of any change in such Policy form, 90 days prior to its implementation.

ARTICLE XIX - ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to examine, at the offices of the Company at a reasonable time, during the currency of this Agreement or anytime thereafter, all books and records of the Company relating to business which is the subject of this Agreement.

ARTICLE XX - TAXES

The Company shall be liable for all taxes on premiums paid to the Reinsurer under this Agreement, except income or profit taxes of the Reinsurer, and shall indemnify and hold the Reinsurer harmless for any such taxes which the Reinsurer may become obligated to pay to any local, state or federal taxing authority.

ARTICLE XXI - CURRENCY

Wherever the word “dollars” or the “$” symbol in used in this Agreement, it shall mean dollars of the United States of America, excepting in those cases where the Policy is issued by the Company in Canadian dollars, in which case it shall mean dollars of Canada. In the event the Company is involved in a loss requiring payment in United States and Canadian currency, the Company’s retention and the limit of liability of the Reinsurer shall be apportioned between the two currencies in the same proportion as the amount of net loss in each currency bears to the total amount of net loss paid by the Company. For the purposes of this

Agreement, where the Company receives premiums or pays losses in currencies other than United States or Canadian currency, such premiums and losses shall be converted into United States dollars at the actual rates of exchange at which the premiums and losses are entered in the Company’s books.

ARTICLE XXII - OFFSET

Each party to this Agreement together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance or balances due the other (or, if more than one, any other). Such offset may include balances due under this Agreement and any other agreements heretofore or hereafter entered into between the parties regardless of whether such balances arise from premiums, losses or otherwise, and regardless of capacity of any party, whether as assuming insurer and/or ceding insurer, under the various agreements involved, provided however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of Section 7427 of the Insurance Law of the State of New York to the extent such statute or any other applicable law, statute or regulation governing such offset shall apply.

ARTICLE XXIII - ERRORS OR OMISSIONS

Errors or omissions of an administrative nature on the part of the Company shall not invalidate the reinsurance under this Agreement, provided such errors or omissions are corrected promptly after discovery thereof; but the liability of the Reinsurer under this Agreement or any exhibits, addenda, or endorsements attached hereto shall in no event exceed the limits specified herein nor be extended to cover any risks, perils, lines of business or classes of insurance generally or specifically excluded herein.

ARTICLE XXIV - DISPUTE RESOLUTION

Part I - Choice of Law And Forum

Any dispute arising under this Agreement shall be resolved in the State of New York, and the laws of the State of New York shall govern the interpretation and application of this Agreement.

Part II - Mediation

If a dispute between the Company and the Reinsurer, arising out of the provisions of this Agreement or concerning its interpretation or validity and whether arising before or after termination of this Agreement has not been settled through negotiation, both parties agree to try in good faith to settle such dispute by nonbinding mediation, before resorting to arbitration.

Part III - Arbitration

A.                      Resolution of Disputes - As a condition precedent to any right of action arising hereunder, any dispute not resolved by mediation between the Company and the Reinsurer arising out of the provisions of this Agreement or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be submitted to arbitration in the manner hereinafter set forth.

B                           Composition of Panel - Unless the parties agree upon a single arbitrator within 15 days after the receipt of a notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire chosen in accordance with Paragraph C. hereof.

C.                        Appointment of Arbitrators - The members of the arbitration panel shall be chosen from disinterested persons with at least 10 years experience in the insurance and reinsurance business. Unless a single arbitrator is agreed upon, the party requesting arbitration (hereinafter referred to as the “claimant”) shall appoint an arbitrator and give written notice thereof by certified mail, to the other party (hereinafter referred to as the “respondent”) together with its notice of intention to arbitrate. Within 30 days after receiving such notice, the respondent shall also appoint an arbitrator and notify the claimant thereof by certified mail. Before instituting a hearing, the two arbitrators so appointed shall choose an umpire. If, within 20 days after the appointment of the arbitrator chosen by the respondent, the two arbitrators fail to agree upon the appointment of an umpire, each of them shall nominate three individuals to serve as umpire, of whom the other shall decline two and the umpire shall be chosen from the remaining two by drawing lots. The name of the individual first drawn shall be the umpire.

D.                       Failure of Party to Appoint an Arbitrator - If the respondent fails to appoint an arbitrator within 30 days after receiving a notice of intention to arbitrate, the claimant’s arbitrator shall appoint an arbitrator on behalf of the respondent, such arbitrator shall then, together with the claimant’s arbitrator, choose an umpire as provided in Paragraph C. of Part III of this Article.

E                            Submission of Dispute to Panel - Unless otherwise extended by the arbitration panel or agreed to by the parties, each party shall submit its case to the panel within 30 days after the selection of the umpire.

F                            Procedure Governing Arbitration - All proceedings before the panel shall be informal and the panel shall not be bound by the formal rules of evidence. The panel shall have the power to fix all procedural rules relating to the arbitration proceeding. In reaching any decision, the panel shall give due consideration to the customs and usages of the insurance and reinsurance business.

G                           Arbitration Award - The arbitration panel shall render its decision within 60 days after termination of the proceeding, which decision shall be in writing, stating the reasons therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding. In no event, however, will the panel be authorized to award punitive, exemplary or consequential damages of whatsoever nature in connection with any arbitration proceeding concerning this Agreement.

H                          Cost of Arbitration - Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other parties the expense of the umpire and the arbitration.

ARTICLE XXV - INSOLVENCY

A                         In the event of insolvency of the Company, the reinsurance provided by this Agreement shall be payable by the Reinsurer on the basis of the liability of the Company as respects Policies covered hereunder, without diminution because of such insolvency, directly to the Company or its liquidator, receiver, conservator or statutory successor except as provided in Sections 4118(a)(1)(A) and 1114(c) of the New York Insurance Law.

B.                        The Reinsurer shall be given written notice of the pendency of each claim or loss which may involve the reinsurance provided by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceedings. The Reinsurer shall have the right to investigate each such claim or loss and interpose, at its own expense, in the proceedings where the claim or loss is to be adjudicated, any defense which it may deem available to the Company, its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C                           In addition to the offset provisions set forth in Article XXI - Offset, any debts or credits, liquidated or unliquidated, in favor of or against either party on the date of the receivership or liquidation order (except where the obligation was purchased by or transferred to be used as an offset) are deemed mutual debts or credits and shall be set off with the balance only to be allowed or paid. Although such claim on the part of either party against the other may be unliquidated or undetermined in amount on the date of the entry of the receivership or liquidation order, such claim will be regarded as being in existence as of such date and any claims then in existence and held by the other party may be offset against it.

D                          Nothing contained in this Article is intended to change the relationship or status of the parties to this Agreement or to enlarge upon the rights or obligations of either party hereunder except as provided herein.

ARTICLE XXVI - SPECIAL TERMINATION

A                         Notwithstanding the termination provisions set forth in Article II Effective Date and Termination, this Agreement shall be:

1.                         Terminated automatically and simultaneously upon the happening of any of the following events:

a                             Entry of an order of liquidation, rehabilitation, receivership or conservatorship with respect to the Company or the Reinsurer by any court or regulatory authority;

b                            Assignment of this Agreement by either party;

c                             Any transfer of control of either party by change in ownership or otherwise;

d                            General reinsurance of any portion of the Company’s business it retains net for its own account, as determined under the provisions of this Agreement without prior consent of the Reinsurer.

2                            Terminated in accordance with the provisions set forth in this Paragraph, upon the discovery of the following event:

A reduction of 50% or more of the Company’s policyholders surplus during any calendar year. Such reduction shall be determined by calculating the difference between the Company’s prior year annual statement and each subsequent quarterly statutory statement within such current calendar year.

As respects the event set forth in this Paragraph A.2., the Company shall be obligated to notify the Reinsurer in writing within 30 days after the filing of its quarterly statement. Upon receipt of such notification the Reinsurer shall have the right to terminate this Agreement, by giving not less than 30 days notice of its intention to do so.

B                           Any notice of termination pursuant to provisions set forth in Paragraph A.2. above shall be sent by certified mail, return receipt requested. Such notice period shall commence upon the other party’s receipt of the notice of termination.

C                           In the event of termination, the Reinsurer shall not be liable for losses occurring subsequent to the date of termination and the Reinsurer shall return to the Company the unearned premiums, if any, on the business in force at the date of termination, less any commission allowed thereon.

ARTICLE XXVII - AMENDMENTS

This Agreement may be amended by mutual consent of the parties expressed in an addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Agreement and binding on the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, by their duly authorized representatives as of the following dates:

In Boston, MA, this 5th day of September, 2006.

ATTEST	SAFETY INSURANCE COMPANY SAFETY INDEMNITY INSURANCE COMPANY

/s/ Illegible	/s/ Illegible

Illegible	Illegible
Name	Name

And in Armonk, New York this 2nd day of March 2006

ATTEST	SWISS REINSURANCE AMERICA CORPORATION

/s/ Illegible	/s/ Illegible

Illegible	Illegible
Name	Name

Vice President Member of Management	Vice President Member of Senior Management
Title	Title

SUPPLEMENT TO THE ATTACHMENTS

DEFINITION OF IDENTIFICATION TERMS USED WITHIN THE ATTACHMENTS

A.                      Wherever the term “Company” or “Reinsured” or “Reassured” or whatever other term is used to designate the reinsured company or companies within the various attachments to the reinsurance agreement, the term shall be understood to mean Company or Reinsured or Reassured or whatever other term is used in the attached reinsurance agreement to designate the reinsured company or companies.

B                           Wherever the term “Agreement” or “Contract” or “Policy” or whatever other term is used to designate the attached reinsurance agreement within the various attachments to the reinsurance agreement, the term shall be understood to mean Agreement or Contract or Policy or whatever other term is used to designate the attached reinsurance agreement.

C                           Wherever the term “Reinsurer” or “Reinsurers” or “Underwriters” or whatever other term is used to designate the reinsurer or reinsurers in the various attachments to the reinsurance agreement, the term shall be understood to mean Reinsurer or Reinsurers or Underwriters or whatever other term is used to designate the reinsuring company or companies.

POLLUTION LIABILITY EXCLUSION CLAUSE — REINSURANCE

This Reinsurance excludes

(1                        Any loss occurrence arising out of the actual, alleged or threatened discharge, dispersal, release or escape of pollutants

a)                         At or from premises owned, rented or occupied by an original assured; or

b)                        At or from any site or location used for the handling, storage, disposal, processing or treatment of waste; or

c)                         Which are at any time transported, handled, stored, treated, disposed of, or processed as waste; or

d)                        At or from any site or location on which any original assured is performing operations;

(i)                       If the pollutants are brought on or to the site or location in connection with such operations; or

(ii                        If the operations are to test for, monitor, clean up, remove, contain, treat, detoxify or neutralize the pollutants.

(2)                    Any liability, loss, cost or expense arising out of any governmental direction or request to test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants.

“Pollutants” means any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes materials to be recycled, reconditioned or reclaimed.

Subparagraphs a) and d) (i) of paragraph (1) of this exclusion do not apply to loss occurrences caused by heat, smoke or fumes from a hostile fire. As used herein, “hostile fire” means one which becomes uncontrollable or breaks out from where it was intended to be.

“Original assured” as used herein means all insureds as defined in the policy issued by the Company.

INSOLVENCY FUNDS EXCLUSION CLAUSE

This Agreement excludes all liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A

N.M.A 1590

1.                          This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2                             Without in any way restricting the operation of paragraph 1. of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II. in this paragraph 2. from the time specified in clause III. in this paragraph 2. shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

LIMITED EXCLUSION PROVISION*

I.                            It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction, bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.                        Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liabilities Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.                    The inception dates and thereafter of all original policies as described in II. above, whether new, renewal or replacement, being policies which either

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(a)                     become effective on or after 1st May, 1960, or

(b)                    become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph 2. shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

3                             Except for those classes of policies specified in Clause II. of paragraph 2. and without in any way restricting the operation of paragraph 1. of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include with respect to such coverages, from the time specified in Clause V. of this paragraph 3., the following provision (specified as the Broad Exclusion Provision):

BROAD EXCLUSION PROVISION*

It is agreed that the policy does not apply:

I.                            Under any Liability Coverage to injury, sickness, disease death or destruction, bodily injury or property damage

(a)                    with respect to which an insured under the policy is also an insured under nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

2

(b)                   resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II                           Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, first aid, to expenses incurred with respect to bodily injury, sickness, disease or death, bodily injury resulting from the hazardous properties of nuclear material and arising out of the question of a nuclear facility by any person or organization.

III                       Under any Liability Coverage, to injury, sickness, disease, death or destruction, bodily injury or property damage resulting from the hazardous properties of nuclear material, if

(a)                    the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)                   the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)                    the injury, sickness, disease, death or destruction, bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility, property damage to such nuclear facility and any property thereat.

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IV                       As used in this endorsement

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)                    any nuclear reactor

(b)                   any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)                    any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)                   any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material; with respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property; “property damage” includes all forms of radioactive contamination of property.

V                           The inception dates and thereafter of all original policies affording coverages specified in this paragraph 3., whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph 3. shall not be applicable to

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(i                           Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii                        Statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

4.                          Without in any way restricting the operations of paragraph 1. of this Clause, it is understood and agreed that paragraphs 2. and 3. above are not applicable to original liability policies of the Reassured in Canada, and that with respect to such policies, this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

* NOTE:

The words printed in BOLD TYPE in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

*

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - RElNSURANCE - CANADA

N.M.A. 1979a

This Agreement does not cover any loss or liability accruing to the Company as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2                             Without in any way restricting the operation of Paragraph 1. of this Clause, it is agreed that for all purposes of this Agreement all the original liability contracts of the Company, whether new, renewal or replacement, of the following classes, namely,

Personal Liability

Farmers’ Liability

Storekeepers’ Liability

which become effective on or after 3lst December 1992, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage

3                             Without in any way restricting the operation of Paragraph 1. of this Clause, it is agreed that for all purposes of this Agreement all the original liability contracts of the Company, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1992, shall be deemed to include, from their inception dates and thereafter, the following provision:

1

Broad Exclusion Provision

It is agreed that this Policy does not apply:

(a)                     to liability imposed by or arising from any nuclear liability act, law or statute or any law amendatory thereof; nor

(b)                    to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

(c)                     to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

(i)                       the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)                    the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(iii)                 the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

(1)                     The term “nuclear energy hazard” means the radioactive, toxic, explosive, or other hazardous properties of radioactive material;

(2)                     The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances which may be designated by or pursuant to any law, act or statute, or law amendatory thereof as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

2

The term “nuclear facility” means

(a)                     any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)                    any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)                     any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)                    any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

(4)                    The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

(5)                    With respect to property, loss of use of such property shall be deemed to be property damage.

April 1, 1996

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NUCLEAR INCIDENT EXCLUSION CLAUSE - REINSURANCE - NO. 4

1.                          This Reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.                          Without in any way restricting the operations of Nuclear Incident Exclusion Clauses, - Liability, - Physical Damage, - Boiler and Machinery and paragraph 1. of this Clause, it is understood and agreed that for all purposes of the reinsurance assumed by the Reinsurer from the Reinsured, all original insurance policies or contracts of the Reinsured (new, renewal and replacement) shall be deemed to include the applicable existing Nuclear Clause and/or Nuclear Exclusion Clause(s) in effect at the time and any subsequent revisions thereto as agreed upon and approved by the Insurance Industry and/or a qualified Advisory or Rating Bureau.